SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 3, 2006

Derma Sciences, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-31070	23-2328753
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

214 Carnegie Center, Suite 100
Princeton, NJ 08540
(609) 514-4744
(Address including zip code and telephone
number, of principal executive offices)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sale of Equity Securities

        Derma Sciences, Inc. (the “Registrant”) on August 3, 2006 privately sold 2,000,000 shares of the Registrant’s common stock, $0.01 par value (the “Common Stock”), at $0.75 per share for a total purchase price of $1.5 million, to Comvita New Zealand Limited, a corporation organized under the laws of New Zealand and headquartered in Paengaroa, New Zealand (“Comvita”). The Common Stock has not been registered under the Securities Act of 1933 (the “Act”) and was offered and sold pursuant to the exemptions from registration set forth in section 4(2) of the Act and Regulation D, Rules 501-503 and 506 promulgated thereunder. Comvita is an “accredited investor” as this term is defined in Rule 501(a) of Regulation D. The Common Stock may not be reoffered or resold absent either registration under the Act or the availability of an exemption from registration requirements.

        The $1.5 million purchase price of the Common Stock was, and will be, paid as follows:

1.	$500,000 in cash upon execution of the purchase agreement a copy of which is attached as Exhibit 10.01 hereto; and

2.	$1.0 million via promissory note, bearing interest at 2.5% per annum and payable in full not later than February 13, 2007, a copy of which is attached as Exhibit 10.02 hereto.

        The Registrant has undertaken to file a registration statement relative to the Common Stock. Its registration obligations are set forth in the registration rights agreement a copy of which is attached hereto as Exhibit 10.03.

        The Registrant did not pay sales commissions or other compensation relative to the sale of the Common Stock. It intends to utilize the $500,000 of the purchase price for the Common Stock paid to date to reduce its term loan obligations. The balance of the $1.0 million purchase price, as and when received, will be utilized either to reduce debt obligations and/or for general working capital purposes.

Item 9.01. Financial Statements and Exhibits

       (a)  Not applicable

       (b)  Not applicable

       (c)  Exhibits

10.01 – Purchase Agreement
10.02 – Promissory Note
10.03 – Registration Rights Agreement

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DERMA SCIENCES, INC.
	By:	/s/ John E. Yetter
John E. Yetter, CPA Vice President and Chief Financial Officer
Date: August 7, 2006

EXHIBIT INDEX:

10.01 – Purchase Agreement
10.02 – Promissory Note
10.03 – Registration Rights Agreement